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                                                                    EXHIBIT 23.2

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use of our reports, Cabot Partners Limited Partnership, dated March 20, 1997 (except with respect to certain matters discussed in Note 6, as to which the date is November 24,
1997), Existing Investors Property Group, dated September 2, 1997, Prudential Properties Group, dated October 13, 1997, West Coast Industrial, LLC, dated September 10, 1997, Blue Ash Office L.L.C. and Blue Ash Industrial L.L.C., dated November 24, 1997, and Seefried Properties Group, dated November 24, 1997, included in this registration statement of Cabot Industrial Trust on Form S-11, dated November 26, 1997.

                                       Arthur Andersen LLP

Boston, Massachusetts

November 24, 1997